                                                                    Exhibit 99.1

        Mr. Kleinman is associated with Apollo Management, L.P. ("Management")
and its affiliated investment managers, including Verso Paper Investments LP
("VP Investments"), the general partner of Verso Paper Management LP ("VP
Management"), which is the record owner of all the outstanding shares of common stock of Verso Paper Corp (the "Issuer"). Verso Paper Investments Management LLC
("Investments Management LLC") is the general partner of VP Investments. CMP
Apollo LLC is the sole and managing member of Investments Management LLC, Apollo
Management VI, L.P. ("Management VI") is the sole and managing member of CMP
Apollo LLC, AIF VI Management, LLC ("AIF VI LLC") is the general partner of
Management VI, Management is the sole member and manager of AIF VI LLC, and
Apollo Management GP, LLC ("Apollo Management GP") is the general partner of
Apollo Management. This report does not include any securities of the Issuer that may be deemed beneficially owned by VP Management, VP Investments,
Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC,
Management, or Apollo Management GP, and Mr. Kleinman disclaims beneficial ownership of all such securities. This report shall not be deemed an admission that Mr. Kleinman is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of
1934, as amended, or for any other purpose.